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                     December 23, 2022

       Nader Daylami
       Chief Financial Officer
       ESGEN Acquisition Corporation
       5956 Sherry Lane, Suite 1400
       Dallas, TX 75225

                                                        Re: ESGEN Acquisition
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 1, 2022
                                                            File No. 001-40927

       Dear Nader Daylami:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction